United States
Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 24, 2007

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

United States	333-140448	20-5344927
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employee
of incorporation or organization)		Identification No.)

2141 Rosecrans Avenue, Suite 1160
El Segundo, California 90245

(Address of principal executive offices)
(Zip code)

(310) 606-8000

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 4.01.  Changes in Registrant’s Certifying Accountant.

At a meeting on May 24, 2007, the Board of Manhattan Bancorp (the “Company”), upon the recommendation of its Audit Committee, dismissed Hutchinson and Bloodgood, LLP (“Hutchinson”) as the Company’s principal independent accountant.  At the same meeting, the Company’s Board, again upon the recommendation of its Audit Committee, selected the accounting firm of Vavrinek, Trine, Day & Co., LLP as the independent accountant for the Company’s 2007 fiscal year.

Hutchinson audited the consolidated financial statements of the Company for its initial operating period ended December 31, 2006.  Hutchinson’s report on the Company’s financial statements for this period did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

During the subsequent interim period from January 1, 2007 through May 24, 2007, and for the Company’s initial operating period ended December 31, 2006, there were no disagreements between Hutchinson and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hutchison, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

The Company has requested that Hutchison review the disclosure in this Report on Form 8-K, and Hutchison has been given the opportunity to furnish the Company with a copy of its letter addressed to the Securities Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company herein.  Such letter is filed as an exhibit to this Report.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit 1.  Letter re change in Certifying Accountant

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN BANCORP

Dated: July 24, 2007	By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President &
Chief Financial Officer